Pricing Supplement Dated December 8, 2008	Rule 424 (b) (3)

(To Prospectus Dated November 14, 2007)	File No. 333-131150
GMAC LLC
Demand Notes — Floating Rate

Annual Yield:	5.25%

Effective Dates:	12-08-2008 through	12-14-2008